EXHIBIT 5


                  [International Game Technology Letterhead]


December 18, 2001

International Game Technology
9295 Prototype Drive
Reno, Nevada  89511

      Re:   Registration on Form S-8 of International
            GAME TECHNOLOGY (THE "COMPANY")
            -----------------------------------------

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 900,000 shares of Common Stock, par value $0.000625 per share, of the Company (the "Common Stock"), to be issued pursuant to the International Game Technology 1993 Stock Option Plan, as amended (the "Plan"). I am familiar with the proceedings taken and proposed to be taken by you in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

     It is my opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Respectfully submitted,

                                    /s/ Sara Beth Brown

                                    Sara Beth Brown
                                    General Counsel